Exhibit 21.1
List of Subsidiaries

Name of Subsidiary                                 Jurisdiction of Incorporation
------------------                                 -----------------------------

e-commerce Solutions, Inc.                         New York

WilhelminaUrbanCool.com, Inc                       Delaware

Mastercraft Builders, Inc.                         New York

Modtech Solutions, Inc.                            New York

Modtech, LLC                                       Delaware